Exhibit 10.2

Progress Payment Note and Reimbursement Agreement

$2,500,000.00	Bloomfield Hills, Michigan
June 22, 2017

This Progress Payment Note and Reimbursement Agreement (“Agreement”) is dated as of the above-stated date between Convergent Media Systems Corporation, a Georgia corporation (“Lessee”), with its principal office and initial address for notice at 190 Bluegrass Valley Pkwy., Alpharetta, GA 30005, and Huntington Technology Finance, Inc., a Delaware corporation (“Lessor”), with its principal office, initial address for notice, and initial address for payments at 2285 Franklin Rd., Suite 100, Bloomfield Hills, MI 48302.

Whereas:

A.	Lessee and LG-MRI LLC (“Seller”) are parties to Lessee’s Purchase Order No. POP00026560 dated April 28, 2017, Revision No. 1 (collectively with any other agreement between Lessee and Seller, “Purchase Documents”), providing for Lessee’s purchase from Seller of 300 vehicle top displays and multi-purpose antennas and certain non-recurring engineering services and spares to be supplied by Seller (collectively, “Equipment”) for a total purchase price of $5,628,885.26 (“Total Price”). Seller requires that Lessee make a progress payment toward payment of the Total Price in the amount of $2,500,000 (the “Progress Payment”). Seller invoiced Lessee for a progress payment in a previous amount under Seller’s Invoice No. 170508-01M dated May 8, 2017, and will issue a complete and correct replacement invoice or amendment to the previously issued invoice to bill Lessor or Lessee for the Progress Payment (“Progress Payment Invoice”).

B.	Lessee, Lessor, and Seller are parties to an Assignment of Purchase Agreement dated June 22, 2017 (“Assignment”) pursuant to which Lessee assigned all of its right, title, and interest in and under the Purchase Documents and the Equipment to Lessor, but not any of Lessee’s obligations, other than the obligation to pay the Total Price, subject to the conditions stated therein, including paying the Progress Payment Invoice to Seller when the conditions thereto are fulfilled.

C.	Lessee and Lessor are parties to the Master Equipment lease Agreement dated May 19, 2017 (“Master Lease”) pursuant to which Lessee and Lessor intend to enter into schedules providing for the lease of the Equipment (together with certain other equipment and/or related soft cost items, “Other Items”) (a Schedule, together with the Master Lease as applicable to and incorporated therein, a “Lease”).

D.	Lessee is making this Agreement in consideration of the foregoing, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, to facilitate Lessor’s advancing the Progress Payment to Seller and to memorialize Lessee’s undertaking to repay the Progress Payment to Lessor.

Therefore:

1.	Principal. Lessee hereby promises to pay to the order of Lessor, at Lessor’s initial address for payment stated above, or such other place as the holder of this Agreement may from time to time designate in writing, the principal sum of $2,500,000 to be paid or unconditionally undertaken to be paid by Lessor to Seller when the conditions to the making of such payment as set forth in the Assignment are fulfilled, and which payment or undertaking shall constitute an advance of funds to Lessee to be repaid under the terms of this Agreement. The principal balance from time to time outstanding under this Agreement shall bear interest from the date Lessor remits to Seller the principal amount under this Agreement at the rate of 3¾% per annum, or at such lesser rate as may be the lawful maximum, calculated on the basis of a 360-day year comprising twelve 30-day months.

2.	Payment of Principal and Interest. The principal balance of this Agreement to the extent (and only to the extent) ratably associated with the Progress Payment for any Equipment (“Applicable Equipment”), but not any then-accrued interest, shall be considered repaid under this Agreement, only if and when Lessor or its Financer (as defined in the Lease) pay Seller the remaining balance of the Total Price ratably associated with the Applicable Equipment (“Final Payment”). Neither Lessor nor its Financer will have any obligation to pay the Final Payment to Seller before:

(a)	Lessee and Lessor duly execute a Lease for the Applicable Equipment in the form of Exhibit A hereto or such other form as the parties may agree upon (“Applicable Lease”) with:

(i)	the Lessor’s Basis for the Applicable Equipment under the Applicable Lease being the Total Price of the Applicable Equipment;

(ii)	the Rental Payment for the Applicable Equipment under the Applicable Lease being the Lessor’s Basis multiplied by Applicable Lease Rate Factor, where: (A) the “Applicable Lease Rate Factor” means the Initial Lease Rate Factor as adjusted by Lessor, as of the date Lessor receives the executed Lease for the Applicable Equipment and all other conditions to the payment of the Final Payment are fulfilled, to reflect any increase in the Applicable Rate from the rate with reference to which Lessor established the Initial Lease Rate Factor, or any change in the ratio of hardware to non-hardware, in each case using the same methodology, spreads, and assumptions originally used by Lessor in establishing the Initial Lease Rate Factor; (B) the “Initial Lease Rate Factor” means 0.0174546, which factors were originally established by Lessor with reference to an Applicable Rate of 2.15%, and assumes that not more than 5.6% of the Lessor’s Basis represents non-hardware or soft cost items; and (C) the “Applicable Rate” means the rate of 5-year interest rate swaps as reported by the Intercontinental Exchange (currently available as USD Rates 1100 Series at https://www.theice.com/marketdata/reports/180) or other sources Lessor reasonably deems reliable for the most recently reported business day occurring on or before the adjustment date; and

(iii)	any Other Items shall have a Lessor’s Basis and Rental Payment being similarly determined from the cost thereof and the Applicable Lease Rate Factor;

(b)	Lessee receives and inspects the Applicable Equipment, irrevocably and unconditionally accepts and provides Lessor with a satisfactory acceptance certificate for the Applicable Equipment under the Applicable Lease (“Applicable Acceptance Certificate”).

(c)	Lessee is in full compliance with (and not in default under) the Applicable Lease.

(d)	There shall not have occurred in Lessor’s or its Financer’s (as defined in Exhibit A) absolute opinion a material adverse change in the financial condition, business, or prospects of Lessee after the date of the financial information used by Lessor or its Financer in evaluating and/or approving and/or preliminarily approving Lessee’s credit in connection with the Applicable Lease.

(e)	Lessor receives satisfactory evidence of the names, titles, signatures, and authority of the persons signing on behalf of Lessee the Master Lease, the Lease, the Applicable Acceptance Certificate, and any acknowledgment of assignment in favor of Lessor’s Financer.

(f)	Any and all other conditions to Lessor’s leasing of the Applicable Equipment under the Applicable Lease, and payment to Seller therefor, under this Agreement, the Assignment, or the Lease, shall have been fulfilled.

The parties presently anticipate that they will enter into 4 Leases to cover all of the Equipment, each cover approximately ¼ of the Equipment. However, the amount of Equipment under each Lease, and whether fewer or more Leases must be entered into shall be determined in Lessor’s sole discretion, including as it may consider necessary or convenient to facilitate the funding or financing of the Leases with its Financer(s), and/or the timing thereof.

The entirety of the outstanding principal balance of this Agreement not considered repaid pursuant to the foregoing on or before August 31, 2017 as further provided in this section shall be due on demand. All interest at any time accrued and unpaid under this Agreement shall be due on demand.

3.	Unconditional Obligation. All payments of principal and interest under this Agreement shall be absolute and unconditional and paid by Lessee without abatement, reduction, offset, recoupment, compensation, crossclaim, counterclaim, or any other defense whatsoever, arising under this Agreement, any Lease, or otherwise, or against Lessor, Lessor’s Financers or other assignees, Seller, the Equipment’s manufacturer, or any other person. Without limiting the generality of the foregoing, all payments shall be made under this Agreement regardless of, and Lessee specifically shall at all times bear all risk of: (a) loss or taking of or damage to or non-delivery or non-provision of any or all Equipment, including, without limitation, as a result of the inability of Seller, or any manufacturer(s) of Equipment, or any of Seller’s suppliers, to deliver or provide any Equipment due to financial inability, lack of creditworthiness or credit availability, bankruptcy, receivership, improper management, inability to obtain sufficient labor, force majeure, legal inability or prohibition, war or act of war (whether or not war is declared), insurrection, riot, civil disturbance or commotion, labor dispute or shortage, strike, act of public enemy, accident, fire, flood or other act of God, act of any governmental authority or other third party, judicial action, short or reduced supply of energy, fuel, raw materials, or components, or technical inability or failure, or for any other reason whatsoever, whether nor not within the control of any person, and whether or not similar to the risks described in this Agreement, (b) nonconformance of the Equipment with specifications or requirements or applicable laws or any applicable agreements (whether or not Lessee is a party thereto), (c) the lack of fitness of the Equipment for any particular or intended use by Lessee, (d) the Equipment not being merchantable or provided in a good or workmanlike manner, or (e) in general, the Equipment being in any way or for any reason unavailable or unacceptable to Lessee, or any other circumstance subsisting, so as to prevent Lessee or Lessor from (or hinder the) entering into of a Lease therefor, Lessee’s accepting the Equipment thereunder, and Lessee’s executing an acceptance certificate with respect thereto, and/or so as to prevent (or hinder) the satisfaction of any other conditions to Lessor’s obligations with respect to any Equipment or Lease (including such as may relate a Financer or Lessor’s transaction with a Financer).

4.	Covenants. So long as any amounts are outstanding hereunder, Lessee will furnish Lessor with its annual certified or audited and quarterly financial statements (at any time that its current financial statements are not readily available on the internet through a free governmental website).

5.	Disclaimer. As between Lessee and Lessor, Lessee’s right, title, and interest in the Equipment is As-Is, Where-Is, and without recourse to Lessor. Lessor will not be considered to have made any statement, representation, warranty, or promise made by Seller, and neither Seller nor Lessor shall be considered to be an agent of the other. Lessor will have no liability to Lessee, or its customers, or any other persons, for damages or specific performance arising out of this Agreement or the Assignment or concerning any Equipment, including direct, indirect, special, or consequential damages, or damages based on strict or absolute tort liability, except for direct damages resulting from Lessor’s breach of this Agreement or the Assignment.

6.	Taxes; Indemnity; Survival. Lessee will pay Lessor (or pay directly to the applicable taxing authority if instructed in writing by Lessor) all Taxes (as such term is defined in the Master Lease), and indemnify Lessor against and hold Lessor harmless from all Claims (as such term is defined in the Master Lease), directly or indirectly relating the Equipment, this Agreement, or the Assignment, or the operation, selection, manufacture, purchase (by Lessee or Lessor), ownership (for strict liability in tort or for statutory or regulatory liability), leasing, possession, maintenance, delivery, return, or sale (by Lessor to Lessee) of the Equipment. The provisions of this section and any other provisions of this Agreement that would ordinarily be intended to survive shall survive the termination, payment, or performance of this Agreement.

7.	Title to Equipment. All Equipment will remain the personal property of Lessor, except that upon Lessee’s payment of the entire outstanding principal balance of this Agreement (and not by a deemed repayment under Section 2 above upon the satisfaction of the conditions referred to therein), together with all accrued interest, then Lessee shall be entitled to Lessor’s interest in such Equipment, and all of Lessor’s rights against Seller in respect thereof, AS-IS, WHERE-IS, and without warranty, other than that Lessor will warrant such interest and rights to be free of any liens by, through, or under Lessor (but such interest and rights will nonetheless be subject to the Purchase Documents and Assignment, if and as applicable).

8.	Currency. All payments made in connection with this Agreement shall be in lawful money of the United States in immediately available funds.

9.	Prepayment. Lessee may prepay this Agreement at any time, without penalty or premium. Any prepayments shall be applied to payments outstanding under this Agreement in such order as Lessor may determine in its sole discretion.

10.	Warranties. Lessee represents and warrants that: (a) Lessee is duly organized and in good standing under applicable law in the jurisdictions of its organization and domicile and in which Equipment may be located with full power and authority to enter into this Agreement; (b) this Agreement is enforceable against Lessee in accordance with its terms, subject to laws of general application affecting creditors’ rights generally, and does not breach or create a default under any instrument or agreement binding on Lessee; (c) no proceedings exist before any court or administrative agency that would have a material adverse effect on Lessee or this Agreement, nor has Lessee been threatened with any such proceedings; (d) the financial statements and other financial information made available by Lessee have been prepared in accordance with generally accepted accounting principles and accurately present Lessee’s financial position as of the dates given; and (e) Lessee’s chief executive and registered office is located at its address specified in this Agreement.

11.	Default. The principal of, and all unpaid accrued interest, if any, on, this Agreement shall automatically be accelerated and become due and payable in full, and without presentment, demand, protest or notice of any kind: (a) if Lessee shall default in the payment or performance of any obligation under this Agreement or any Lease; (b) any warranty or statement made by Lessee in this Agreement or any Lease or any related instrument is incorrect in any material respect when made; (c) any Event of Default (as such term is defined in any Lease) shall occur; or (d) the appointment, election, nomination, or other institution of any administrator, examiner, administrative receiver, compulsory manager, trustee, or liquidator of Lessee (or any similar person contemplated by the laws of the United States of America or other applicable laws), or Lessee makes or seeks an assignment for the benefit of creditors or any arrangement or composition with its creditors, or becomes insolvent, or commits any act of bankruptcy, or is the subject of a petition or proceeding under any bankruptcy, reorganization, arrangement of debts, insolvency, or receivership law, or Lessee seeks to effectuate a bulk sale of its inventory, equipment, or assets, or any action is taken with a view to Lessee’s termination or the termination of its business; or (e) any guarantor of this Agreement dies or is the subject of an event of the types listed in clause (d) or breaches or defaults under the guaranty. Upon the occurrence of any of the defaults specified above (a “Default”): (x) Lessor shall be entitled to collect, enforce, proceed under, and exercise all rights and remedies available to it under this Agreement or any Lease, or at law or in equity; (y) the then unpaid principal balance of this Agreement shall begin bearing interest at a rate of 12% per annum, or at such lesser rate as may be the lawful maximum, until paid; and (z) Lessor shall have no further obligation to pay any portion of the Total Price to any person. If this Agreement is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after maturity, Lessee agrees to pay all out-of-pocket costs of collection, including, but not limited to, reasonable attorneys’ fees incurred by the holder of this Agreement in connection with the enforcement of this Agreement.

12.	Waiver. Lessee hereby waives presentment, demand for payment, notice of protest, notice of dishonor, and any and all other notices or demands except as otherwise expressly provided in this Agreement.

13.	Facsimiles. In any proceeding relating to this Agreement, a party may produce a reliably made facsimile of an instrument rather than the original and such facsimile will be considered the original. Each party acknowledges that it has received and reviewed all of the pages of this Agreement and that none of its provisions are missing or illegible.

14.	Governing Law. This Agreement is governed by Michigan law without regard to conflicts of law principles. The parties consent and submit to the jurisdiction of the local, state, and federal courts located within Michigan. The parties waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such courts. The parties irrevocably waive all right to trial by jury in any proceeding between them relating to this Agreement or the Equipment.

15.	Interpretation. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. The headings of the provisions of this Agreement are not intended to affect the interpretation thereof. Terms of inclusion mean inclusion without limitation. Time is of the essence. This Agreement cannot be amended except in an instrument executed by both parties. A provision of this Agreement that is or becomes invalid will be ineffective only to the extent of the invalidity, without affecting the remainder of such provision or this Agreement. This Agreement binds and benefits the parties’ successors and permitted assigns. This Agreement (which includes its recitals as an integral part hereof) constitutes the entire agreement of the parties relating to its subject matter.

16.	Acceptance; Counterparts. There will be only one original counterpart of this Agreement which will be the counterpart originally executed by Lessee. This Agreement will be effective in all respects against Lessee when executed by Lessee and accepted by Lessor, without regard to whether or when it is executed by Lessor. This Agreement will be accepted by Lessor only when Lessor pays the Progress Payment Invoice to Seller. Lessee waives notice of Lessor’s acceptance of this Agreement.

Convergent Media Systems Corporation	Huntington Technology Finance, Inc.
(Lessee)	(Lessor)

By:	/s/ Steve Schilling	By:	/s/ S. Lynn Stenback

Name:	Steve Schilling	Name:	S. Lynn Stenback

Title:	President	Title:	SVP

Schedule No. ___

dated ____________, 2017

Lessee:	Convergent Media Systems Corporation	Lessor:	Huntington Technology Finance, Inc.
Street Address:	190 Bluegrass Valley Parkway	Street Address:	2285 Franklin Road, Suite 100
City/State/Zip:	Alpharetta, GA 30005	City/State/Zip:	Bloomfield Hills, MI 48302

This Schedule incorporates the Master Equipment Lease Agreement dated May 19, 2017 between Lessee and Lessor.
Qty.	Mfr.	Equipment Type/Model/Feature	Description	Serial Number	Lessor’s Basis	Rental Payment

Base Term: 60 months.	TOTAL:	$	$
Due Dates: Rental Payments are due in advance on the first day of each Rental Period. Rental Period: Each calendar month during the Term. Equipment Location: TBD New York City, NY	Base Term Commencement Date: The first day of the first whole Rental Period occurring on or after the last Acceptance Date for any item of Equipment. Acceptance Date: __________________, 2017

Special Terms:

1.	Guaranty. Lessee agrees to obtain, as a condition precedent to Lessor’s obligations under this Lease, a guaranty (the “Guaranty”) from a guarantor acceptable to Lessor and such evidence of the names, titles, signatures, and authority of those persons executing the Guaranty on behalf of the guarantor as Lessor shall reasonably require. The Guaranty shall be unlimited and unconditional and remain in full force and effect for not less than the entire Term of the transaction evidenced by this Lease.

2.	Funding Contingency. Lessee understands, acknowledges and agrees that Lessor is entering into this Schedule expressly contingent upon Lessor’s ability to complete a financing transaction with respect to this Lease with a lender, investor, or other assignee of all or part of Lessor’s interest in the Lease and/or the Equipment, who shall be an Assignee hereunder (“Financer”). The financing may take the form of a sale of the Lease and the Equipment to Financer, a nonrecourse loan to be made by Financer to Lessor secured by a first priority security interest in the Lease and the Equipment, or another form determined by Lessor and Financer in their discretion. Therefore, Lessor’s obligations under the Lease, including, without limitation, Lessor’s obligation to purchase the Equipment, in addition to all other conditions provided for in this Lease are expressly conditioned upon the satisfaction of all of the following conditions (the “Closing”): (i) the occurrence of the closing of the financing, (ii) Financer’s satisfaction with Lessee’s creditworthiness; (iii) Financer’s satisfaction with all of the documentation relating to this transaction including, without limitation, this Lease and the loan, sale, or other documents implementing the financing, (iv) the satisfaction of all conditions provided for in such documents, including, without limitation, that there be no material adverse change in the business or financial condition of the Lessee and those conditions which Financer may determine to require after the date hereof and before the Closing, and (v) and the receipt by Financer of such assurances or documents as it may in its discretion require, including such assurances or documents as Financer may determine to require after the date hereof and before the Closing. In no event shall the Closing be deemed to have occurred until such time as Financer shall have directly paid the purchase price for the Equipment to Seller in full. Lessee understands and agrees that Lessor may revoke any acceptance by it of this Schedule at any time prior to the Closing and Lessor shall incur no liability to Lessee or Seller because of the issuance or acceptance of this Schedule or any contract for the purchase of the Equipment or otherwise or any subsequent revocation of its acceptance of this Schedule or such contract before the Closing, and Lessee shall indemnify (and, if so requested by Lessor, defend) Lessor against and hold Lessor harmless from all claims, costs, expenses, damages and liabilities resulting therefrom or pertaining thereto.

3.	Sale Leaseback. With respect to [describe any Equipment to be subject to a sale-leaseback] (“SLB Equipment”), which Lessee is selling to Lessor for lease back to Lessee hereunder, for the sum of [describe cost to Lessor of the SLB Equipment] (“SLB Price”), Lessee hereby sells, assigns, and transfers to Lessor, all of the Lessee’s right, title and interest in and to the SLB Equipment, and any warranties on the SLB Equipment, and agrees to provide reasonable assistance in enforcing those warranties. The SLB Price will be paid by ordinary business check when all of the conditions to Lessor’s acquisition and lease of the Equipment under this Lease have been satisfied and Lessor shall have received such evidence of Lessee’s ownership interest in the SLB Equipment as Lessor may request, including evidence of Lessee’s payment to the person from whom it purchased the SLB Equipment (“Original Seller”), Original Seller invoices identifying the SLB Equipment, bills of sale, and other such documentation as Lessor may request. Lessee represents and warrants that: prior to the execution hereof Lessee has paid to Original Seller all amounts due for Lessee to purchase the Equipment from Original Seller; Lessee has good and marketable title to the SLB Equipment, free and clear of all liens, claims, taxes, charges and encumbrances of any nature or kind whatsoever; and Lessor will acquire such title upon the execution this Schedule. Lessee shall do such acts and shall execute such further documents, and will cause the doing of such acts and the executions of such further documents by others, as Lessor may in writing at any time and from time to time reasonably request be done or executed in order to give effect to the assignment to Lessor of free and clear title to the Equipment.

4.	Acceptance. As the Acceptance Certificate for this Lease, Lessee certifies that: (a) the Equipment is located at the Equipment Location specified above and fully installed; (b) Lessee has inspected the Equipment; (c) on the Acceptance Date specified above Lessee accepted the Equipment for all purposes of this Lease, any purchase documents with Seller, and all related documents; and (d) no Event of Default or event that with notice or the lapse of time would constitute an Event of Default is continuing. For purposes of this lease, the Outside Acceptance Date is the same as the Acceptance Date.

5.	Progress Payment Agreement and Assignment of Purchase Agreement. Lessor has paid a progress payment for certain of the Equipment hereunder as contemplated under a certain Progress Payment Note and Reimbursement Agreement dated June ___, 2017 between Lessee and Lessor (“Progress Payment Agreement”) and a certain Assignment of Purchase Agreement dated June ___, 2017 between Lessee, Lessor and LG-MRI LLC (who is the Seller thereof) (“Assignment of Purchase Agreement”). The Progress Payment Agreement and Assignment of Purchase Agreement are separate and independent agreements of the parties and do not condition, limit, or affect the parties’ respective rights and obligations under this Lease; provided, however, that all conditions to Lessor’s obligations to enter into this Lease, to Lease any Equipment to Lessee, to purchase any Equipment from Seller, or to pay Seller any portion of the cost of the Equipment as specified in the Progress Payment Agreement or Assignment of Purchase Agreement shall also be conditions to Lessor’s obligations under this Lease.

Each party acknowledges its receipt and review of this Schedule and that none of its provisions are missing or illegible. The terms of this Schedule may be different from other Schedules incorporating the Agreement. The page numbering of this Schedule may be exclusive of exhibits, if any. If this Schedule was transmitted to Lessee for signature in electronic format, Lessee represents and warrants that the text originally transmitted has not been altered in any way. Lessor’s acceptance of this Schedule is based on its reliance on, and specifically conditioned by, the truth of this representation and warranty. This Schedule and the Agreement constitute the entire agreement of the parties relating to the leasing of the Equipment.

Convergent Media Systems Corporation (Lessee)	Huntington Technology Finance, Inc. (Lessor)

By:	By:

Name/Title:	Name/Title:

Date:	Date: